Exhibit 99

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154	NEWS RELEASE RELEASE

CONTACT:
Investors:  Heather Kos, 708-551-2592
Media:  Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SOLID FOURTH QUARTER 2015 RESULTS

•                  Fourth quarter 2015 reported and adjusted EPS were both $1.42 compared to fourth quarter 2014 reported and adjusted EPS of $0.83 and $1.30, respectively

•                  Full-year 2015 reported and adjusted EPS were $5.51 and $5.88, respectively, up from reported and adjusted EPS of $4.74 and $5.20, respectively, in the year-ago period

•                  Strong cash flow from operations of $686 million

•                  2016 adjusted EPS is expected to be $6.20-$6.60, excluding restructuring and acquisition-related costs

WESTCHESTER, Ill., January 28, 2016 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the fourth quarter 2015.

“We concluded 2015 with record earnings per share and significant progress on our strategic blueprint. Overall volumes grew seven percent and sales of our higher-value specialty portfolio grew to 25 percent of sales” said Ilene Gordon, chairman, president and chief executive officer. “Our acquisitions of Penford Corporation and Kerr Concentrates met our earnings and synergy expectations and propelled us further into the specialty ingredients. We also announced changes to optimize our global network by reducing costs and maximizing productivity. North America and Asia Pacific achieved record operating income for the year while South America and EMEA operating income was lower than the prior year as they faced slowing economies and foreign-exchange headwinds.

“Creating long-term shareholder value remains our top priority. We expect to continue our positive trajectory in our specialty portfolio, disciplined cost management, and margin expansion as well as ongoing capital investments in manufacturing and R&D. This should continue to drive robust results. For 2016, we anticipate adjusted EPS of $6.20 to $6.60,” Gordon added.

Diluted Earnings Per Share (EPS)

	4Q14	4Q15	2014	2015
Reported EPS	$0.83	$1.42	$4.74	$5.51
Acquisition/Integration costs	$0.02	$0.03	$0.02	$0.19
Impairment/Restructuring	$0.44	$0.04	$0.44	$0.25
Litigation settlement	—	$0.06	—	$0.06
Gain on sale of plant	—	$(0.12)	—	$(0.12)
Adjusted EPS*	$1.30	$1.42	$5.20	$5.88

*Totals may not foot due to rounding

Estimated factors affecting change in adjusted EPS

	4Q15	2015
Margin	0.34	1.48
Volume	0.11	0.26
Foreign exchange	(0.18)	(0.65)
Other income/(expense)	(0.04)	(0.24)
Total operating items	0.23	0.85

Financing costs	(0.05)	—
Shares outstanding	0.01	0.16
Tax rate	(0.05)	(0.31)
Non-controlling interest	(0.02)	(0.02)
Total non-operating items	(0.11)	(0.17)
Total items affecting EPS	0.12	0.68

Financial Highlights

•                  At December 31, 2015, total debt and cash and short-term investments were $1.8 billion and $440 million, respectively, versus $1.8 billion and $614 million, respectively, at December 31, 2014. Cash and short-term investments were lower by $174 million as we decreased borrowings under our senior unsecured revolving credit facility, which we had utilized to pay $434 million for our Penford and Kerr acquisitions.

•                  During the fourth quarter of 2015, net financing costs were $18 million, or $5 million higher than the year-ago period, largely due to the December devaluation of the Argentine peso. Full-year financing costs were $62 million, in line with the prior year.

•                  During 2015, reported and adjusted full-year effective tax rates were 31.2 percent and 31.8 percent, respectively, compared to reported and adjusted effective tax rates of 30.2 percent and 28.3 percent, respectively, in the year-ago period. The higher rates were primarily driven by greater earnings in higher tax jurisdictions as well as the devaluation of the Mexican peso during the quarter.

•                  Capital expenditures  were $277 million for 2015, $6 million higher than 2014.

•                  During 2015, the Company repurchased approximately 435,000 shares of common stock for $34 million.

Business Review

Total Ingredion

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Fourth quarter	1,368	-135	131	40	1,405	3%
Full year	5,668	-483	387	49	5,621	-1%

Net Sales

•                  Fourth quarter net sales were up as a result of volume growth, both organic and acquisition-related, and price increases in South America and North America. These were partially offset by changes in foreign currency exchange rates.

•                  Full-year net sales were down as a result of changes in foreign currency exchange rates and the pass through of lower corn costs, partially offset by volume growth, both organic and acquisition-related, and increased prices in South America, which partially compensated for currency headwinds.

Operating income

•                  Fourth quarter reported and adjusted operating income were $173 million and $177 million, respectively.  These were 46 percent and 16 percent increases, respectively, compared to $118 million of reported operating income and $153 million of adjusted operating income in the fourth quarter of 2014. The increase in adjusted operating income was primarily due to: organic volume growth in core and specialty ingredients; acquisition-related volume growth; and margin expansion in North America. These positives were partially offset by the negative effect of foreign exchange.

•                  Fourth quarter reported operating income was lower than adjusted operating income by $3 million.  Of this, $7 million is related to the settlement of litigation involving Western Sugar; $4 million of restructuring costs associated with the sale of our plant in Port Colborne, Canada and Penford; $2 million is for acquisition-related costs for the Kerr acquisition; and $10 million is a gain on the sale of our Port Colborne plant.

•                  Full-year 2015 reported and adjusted operating income were $660 million and $706 million, respectively. These were both 14 percent increases, compared to $581 million of 2014 reported operating income and $616 million of 2014 adjusted operating income.  The increase in adjusted operating income were primarily due to: organic volume growth in core and specialty ingredients; acquisition-related volume growth; and margin expansion in North America. These positives were partially offset by the negative effect of foreign exchange.

North America

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Fourth quarter	732	-17	123	4	842	15%
Full year	3,094	-65	367	-51	3,345	8%

Operating income

•                  Fourth quarter operating income increased from $86 million to $117 million. Higher organic and acquisition-related volumes and operational efficiencies accounted for the increase.

•                  Full-year operating income increased from $375 million to $479 million. Higher organic and acquisition-related volumes, lower corn costs, operational efficiencies, and nonrecurrence of costs attributable to the adverse weather effects in the first quarter of last year drove the increase.

South America

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Fourth quarter	297	-93	2	42	248	-17%
Full year	1,203	-311	-1	121	1,012	-16%

Operating income

•                  Operating income in the fourth quarter was $28 million, down $6 million. The decline was largely a result of the negative effect of foreign exchange, cooler weather and higher input and corn costs.  This was partially mitigated by improved price/mix.

•                  Full-year operating income was $101 million, down $7 million. The decline was largely a result of the negative effect of foreign exchange and higher input and corn costs.  This was partially mitigated by improved price/mix.

Asia Pacific

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Fourth quarter	199	-15	—	-4	180	-10%
Full year	794	-57	15	-19	733	-8%

Operating income

•                  Fourth quarter operating income was $26 million, up $3 million from a year ago. Margin expansion was partially offset by foreign exchange impacts.

•                  Full-year operating income was $107 million, up $4 million from a year ago. Increased volume and margin expansion were partially offset by foreign exchange impacts.

Europe, Middle East, Africa (EMEA)

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
Fourth quarter	140	-10	7	-2	135	-4%
Full year	578	-51	6	-3	530	-8%

Operating income

•                  Fourth quarter operating income was $27 million, flat compared to a year ago. Good cost management and slightly higher volumes were offset by foreign exchange impacts.

•                  Full-year operating income was $93 million, down $2 million from a year ago. Good cost management and slightly higher volumes primarily offset foreign exchange impacts.

2016 Guidance

2016 adjusted EPS, excluding acquisition-related and restructuring costs, is expected to be in the range of $6.20 to $6.60 compared to adjusted EPS of $5.88 in 2015.  The full-year guidance assumes, compared to last year: overall improvement in North America, modest improvement in Asia Pacific and EMEA, and South America in line given the macroeconomic environment; an effective tax rate of approximately 30-32 percent; sales of higher-value specialty ingredients are expected to continue to contribute to margin expansion.

In 2016, cash generated by operations and capital expenditures are expected to be approximately $700 million and $300 million, respectively.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) is a leading global ingredient solutions provider. We turn corn, tapioca, potatoes and other vegetables and fruits into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. Serving customers in over 100 countries, our ingredients make yogurts creamy, candy sweet, paper stronger and face creams silky. Visit Ingredion.com to learn more.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including potato starch, tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including the Penford business; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
	2015	2014	%	2015	2014	%
Net sales before shipping and handling costs	$1,488.6	$1,450.3	3%	$5,958.3	$5,998.1	(1)%
Less: shipping and handling costs	83.9	82.0	2%	337.8	329.7	2%
Net sales	$1,404.7	$1,368.3	3%	$5,620.5	$5,668.4	(1)%
Cost of sales	1,092.0	1,096.3	0%	4,378.6	4,553.1	(4)%
Gross profit	$312.7	$272.0	15%	$1,241.9	$1,115.3	11%

Operating expenses	138.8	126.0	10%	554.4	524.7	6%
Other (income) - net	(3.2)	(5.1)		(0.7)	(23.5)
Impairment/restructuring charges	3.8	32.8		28.0	32.8
Operating income	$173.3	$118.3	46%	$660.2	$581.3	14%
Financing costs, net	17.5	12.2	43%	61.6	61.2	1%
Income before income taxes	$155.8	$106.1	47%	$598.6	$520.1	15%
Provision for income taxes	48.6	43.0		186.9	156.8
Net income	$107.2	$63.1	70%	$411.7	$363.3	13%
Less: Net income attributable to non-controlling interests	3.2	2.0	60%	9.5	8.4	13%
Net income attributable to Ingredion	$104.0	$61.1	70%	$402.2	$354.9	13%

Earnings per common share attributable to Ingredion Common Shareholders:

Weighted average common shares outstanding:
Basic	71.7	72.0		71.6	73.6
Diluted	73.1	73.4		73.0	74.9

Earnings per common share of Ingredion:
Basic	$1.45	$0.85	71%	$5.62	$4.82	17%
Diluted	$1.42	$0.83	71%	$5.51	$4.74	16%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$434	$580
Short-term investments	6	34
Accounts receivable — net	775	762
Inventories	715	699
Prepaid expenses	20	21
Deferred income taxes	—	48
Total current assets	1,950	2,144

Property, plant and equipment — net	1,989	2,073
Goodwill	601	478
Other intangible assets — net	410	290
Deferred income taxes	7	4
Other assets	117	96
Total assets	$5,074	$5,085

Liabilities and equity
Current liabilities
Short-term borrowings	$19	$23
Accounts payable and accrued liabilities	723	698
Total current liabilities	742	721

Non-current liabilities	170	157
Long-term debt	1,819	1,798
Deferred income taxes	135	180
Share-based payments subject to redemption	24	22

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares-$0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares-$0.01 par value — 77,810,875 shares issued at Dec. 31, 2015 and Dec. 31, 2014	1	1
Additional paid-in capital	1,160	1,164
Less: Treasury stock (common stock; 6,194,510 and 6,488,605 shares at December 31, 2015 and 2014, respectively) at cost	(467)	(481)
Accumulated other comprehensive loss	(1,098)	(782)
Retained earnings	2,552	2,275
Total Ingredion stockholders’ equity	2,148	2,177
Non-controlling interests	36	30
Total equity	2,184	2,207

Total liabilities and equity	$5,074	$5,085

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
( In millions )	2015	2014

Cash provided by operating activities:
Net income	$412	$363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	194	195
Write-off of impaired assets	10	33
Gain on sale of plant	(10)	—
Charge for fair value mark-up of acquired inventory	10	—
Decrease (increase) in margin accounts	(34)	39
Decrease in other trade working capital	10	45
Other	94	56
Cash provided by operating activities	686	731

Cash used for investing activities:
Payments for acquisitions, net of cash acquired of $16	(434)	—
Capital expenditures, net of proceeds on disposals	(277)	(271)
Short-term investments	27	(34)
Proceeds from sale of plant	35	—
Proceeds from sale of investment	—	11
Cash used for investing activities	(649)	(294)

Cash provided by (used for) financing activities:
Proceeds from borrowings, net of repayments	22	18
Repurchases of common stock, net of issuances	(20)	(284)
Dividends paid (including to non-controlling interests)	(126)	(128)
Excess tax benefit on share-based compensation	8	6
Cash used for financing activities	(116)	(388)

Effect of foreign exchange rate changes on cash	(67)	(43)
Increase (decrease) in cash and cash equivalents	(146)	6
Cash and cash equivalents, beginning of period	580	574
Cash and cash equivalents, end of period	$434	$580

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,				Change
(Dollars in millions)	2015	2014	%	2015		2014		%
Net Sales
North America	$841.9	$731.6	15%	$3,345.1		$3,093.6		8%
South America	247.9	297.0	(17)%	1,012.4		1,203.3		(16)%
Asia Pacific	179.8	199.4	(10)%	732.9		793.7		(8)%
EMEA	135.1	140.3	(4)%	530.1		577.8		(8)%
Total	$1,404.7	$1,368.3	3%	$5,620.5		$5,668.4		(1)%

Operating Income
North America	$116.9	$86.4	35%	$479.1		$375.1		28%
South America	27.6	33.9	(19)%	100.7		107.7		(6)%
Asia Pacific	26.1	23.4	12%	107.3		103.5		4%
EMEA	26.6	26.5	0%	93.4		95.2		(2)%
Corporate	(20.6)	(17.0)	21%	(75.0	)(a)	(65.3	)(a)	15%
Sub-total	176.6	153.2	15%	705.5		616.2		14%
Impairment/restructuring charges (b)	(3.8)	(32.8)		(28.0)		(32.8)
Acquisition/integration costs	(0.7)	(2.1)		(10.1)		(2.1)
Charge for fair value mark-up of acquired inventory	(1.8)	—		(10.2)		—
Litigation settlement	(6.8)	—		(6.8)		—
Gain on sale of plant	9.8	—		9.8		—
Total	$173.3	$118.3	46%	$660.2		$581.3		14%

(a)        Includes $4 million of expense relating to a tax indemnification agreement with offsetting income of $4 million recorded in the provision for income taxes for the year ended December 31, 2015.  For the year ended December 31, 2014, includes $7 million of income relating to this tax indemnification agreement with an offsetting expense of $7 million recorded in the provision for income taxes.

(b)        Fourth quarter 2015 includes transition costs associated with the Port Colborne plant sale and severance costs related to the Penford acquisiton.  Full year 2015 includes impairment and severance costs associated with plant shutdowns in Brazil, severance costs associated with the Port Colborne plant sale and Penford employee severance costs.  Fourth quarter and full year 2014 include a write-off of impaired goodwill in the Southern Cone of South America.

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2015		December 31, 2014		December 31, 2015		December 31, 2014
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$104.0	$1.42	$61.1	$0.83	$402.2	$5.51	$354.9	$4.74

Add (Deduct):

Impairment/restructuring charges, net of income tax benefit of $1.2 million and $9.7 million for the quarter and year ended December 31, 2015, respectively	2.6	0.04	32.8	0.44	18.3	0.25	32.8	0.44

Acquisition and integration costs, net of income tax benefit of $0.2 million and $2.9 million for the quarter and year ended December 31, 2015, respectively, and $0.4 million for 2014	0.6	0.01	1.7	0.02	7.2	0.10	1.7	0.02

Charge for fair value mark-up of aquired inventory, net of income tax benefit of $0.7 million and $3.8 million for the quarter and year ended December 31, 2015, respectively	1.1	0.02	—	—	6.4	0.09	—	—

Litigation settlement, net of income tax benefit of $2.5 million	4.3	0.06	—	—	4.3	0.06	—	—

Gain on sale of plant, net of income taxes of $0.9 million	(8.9)	(0.12)	—	—	(8.9)	(0.12)	—	—

Non-GAAP adjusted net income	$103.7	$1.42	$95.6	$1.30	$429.5	$5.88	$389.4	$5.20

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2015	2014	2015	2014

Operating income	$173.3	$118.3	$660.2	$581.3

Add (Deduct):

Impairment/restructuring charges	3.8	32.8	28.0	32.8

Acquisition/integration costs	0.7	2.1	10.1	2.1

Charge for fair value mark-up of acquired inventory	1.8	—	10.2	—

Litigation settlement	6.8	—	6.8	—

Gain on sale of plant	(9.8)	—	(9.8)	—

Non-GAAP adjusted operating income	$176.6	$153.2	$705.5	$616.2

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Effective Income Tax Rate to GAAP Effective Income Tax Rate

(Unaudited)

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2015		2015		2015
(Dollars in millions)	Fourth Qtr	Full Year	Fourth Qtr	Full Year	Fourth Qtr	Full Year

As Reported	$155.8	$598.6	$48.6	$186.9	31.2%	31.2%

Add (Deduct):

Impairment/restructuring charges	3.8	28.0	1.2	9.7

Acquisition / integration costs	0.7	10.1	0.2	2.9

Charge for fair value mark-up of acquired inventory	1.8	10.2	0.7	3.8

Litigation settlement	6.8	6.8	2.5	2.5

Gain on sale of plant	(9.8)	(9.8)	(0.9)	(0.9)

Adjusted non-GAAP	$159.1	$643.9	$52.3	$204.9	32.9%	31.8%

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2014		2014		2014
(Dollars in millions)	Fourth Qtr	Full Year	Fourth Qtr	Full Year	Fourth Qtr	Full Year

As Reported	$106.1	$520.1	$43.0	$156.8	40.5%	30.2%

Add back:

Impairment/restructuring charges	32.8	32.8	—	—

Acquisition / integration costs	2.1	2.1	0.4	0.4

Adjusted non-GAAP	$141.0	$555.0	$43.4	$157.2	30.8%	28.3%